Consent of Independent Public Accountants

The Board of Directors
First Fidelity Bancorporation:

We consent to the incorporation by reference in Registration Statement No. 33-20088, Registration Statement No. 33-20089, Registration Statement No. 33-45404, and Registration Statement No. 33-52469 previously filed by First Fidelity Bancorporation of our report dated June 9, 1995 on the financial statements and supplementary schedules of the First Fidelity Bancorporation Savings Plan as of and for the year ended December 31, 1994 which report appears in the accompanying annual report on Form 11-K of First Fidelity Bancorporation.


New York, New York
June 28, 1995